Exhibit 99.2

CONSENT OF EVERCORE GROUP L.L.C.

The Board of Directors

RiskMetrics Group, Inc.

One Chase Manhattan Plaza, 44th Floor

New York, NY 10005

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 28, 2010, to the Board of Directors of RiskMetrics Group, Inc. as Annex C to, and references thereto and our firm under the captions “Summary — Opinion of RiskMetrics’ Financial Advisor”, “The Merger — Background of the Merger”, “The Merger — RiskMetrics Reasons for the Merger; Recommendation of the RiskMetrics Board of Directors” and “The Merger — Opinion of RiskMetrics’ Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving RiskMetrics Group, Inc. and MSCI Inc., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of MSCI Inc., as filed by MSCI Inc. on April 2, 2010. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ EVERCORE GROUP L.L.C.

EVERCORE GROUP L.L.C.

April 2, 2010